Exhibit 10.3

Adobe Inc.

2019 Equity Incentive Plan, as amended

2024 Performance Share Program

Adopted: January 24, 2024

Amended and Restated: January 26, 2026

1.Purpose. The Adobe Inc. 2024 Performance Share Program (the “Program”), established under the Adobe Inc. 2019 Equity Incentive Plan, as amended (the “Plan”), is intended to provide equity incentive compensation to individuals who make a significant contribution to the performance of Adobe Inc. (the “Company”). Program objectives are to: (a) focus key Employees on building stockholder value, (b) provide significant award potential for achieving outstanding Company performance, and (c) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.Definitions.

Defined terms not explicitly defined in this Program but defined in the Plan have the same definitions as in the Plan.

(a) “Actual Award” means the number of shares of Stock subject to an Award of Performance Shares credited under the Program to a Designated Participant following a Performance Period, based on achievement of applicable Performance Goals during the Performance Period.

(b) “Board” means the Board of Directors of the Company.

(c) “Certification Date” means the date on which the Executive Compensation Committee of the Board certifies the achievement of the Performance Goal(s) following the applicable Performance Period with respect to an Award.

(d) “Committee” means the Executive Compensation Committee of the Board or, with respect to Designated Participants who are not subject to Section 16 of the Exchange Act, a committee of one or more Officers authorized to grant Awards to Designated Participants.

(e) “Designated Participant” means a key Employee of the Company or any other Participating Company having the title of Vice President or above (or equivalent) who is designated by the Committee in writing to participate in the Program.

(f) “Disability” means, with respect to a Designated Participant, the inability of such Designated Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Code.

(g) “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Designated Participant’s right to an Actual Award. At the discretion of the Committee, a Performance Period may be divided into shorter periods (for example, fiscal years or fiscal quarters of the Company) over which the attainment of one or more Performance Goals will be measured.

(h) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(i) “Target Shares” has the meaning set forth in Section 3(a) of the Program.

3.Grant and Earning of Awards Under the Program.

(a) General Program Description. The Program provides the opportunity for Designated Participants to earn shares of Stock based on the performance of the Company with respect to an applicable Performance Period. Upon selection to participate in the Program, each Designated Participant will be granted an Award by the Committee pursuant to which shares of Stock can be earned as an Actual Award by such Designated Participant if (i) specified levels of applicable Performance Goals are achieved during the applicable Performance Period, and (ii) except as otherwise set forth in an Award Agreement, the Designated Participant continues to render Service during the entire Performance Period and any applicable vesting period, as determined by the Committee. Each Award will be evidenced by an Award Agreement that will include the target number of shares of Stock under the Award (the “Target Shares”).

(b) Designated Participants. In general, the Committee will select certain key Employees who have the title of Vice President or above (or equivalent) to participate in the Program at the beginning of a Performance Period. The Committee may designate a key Employee who commences Service after the beginning of a particular Performance Period as eligible to receive a prorated Award for such Performance Period. The determination as to whether an individual is a Designated Participant will be made by the Committee, in its sole discretion, and such determination will be binding and conclusive on all persons.

No Employee will have any right to be a Designated Participant in the Program, to continue as a Designated Participant, or to be granted an Award or to earn an Actual Award under the Program. The Company is not obligated to give uniform treatment (e.g., number of Target Shares) to Employees or Designated Participants under the Program. Participation in the Program as to a particular Performance Period does not convey any right to participate in the Program as to any other Performance Period.

(c) Limits on Awards. In no event may an Award of Performance Shares be granted to a Designated Participant such that the number of shares of Stock that could be earned by such Designated Participant thereunder would exceed one million five hundred thousand (1,500,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period (subject to adjustment as provided in Section 4.2 of the Plan). For the avoidance of doubt, if an Award of Performance Shares is granted with a Performance Period covering three fiscal years, then the Actual Award would be capped at four million five hundred thousand (4,500,000) shares of Stock.

(d) Performance Goals.

(i) The Performance Goals for a particular Performance Period and their relative weights, if any, are determined by the Committee, in its sole discretion. The Committee also may establish, in its sole discretion, Performance Goals for annual, quarterly or other periods within the applicable Performance Period. The Performance Goals for a Performance Period or for shorter periods within a Performance Period are not required to be identical to the Performance Goals for any other Performance Period or a shorter period within a Performance Period. The Committee may establish Performance Goals for the Company that differ from those established for one or more other Participating Companies and may establish different Performance Goals for each Designated Participant or for groups of Designated Participants.

(ii) If one or more Performance Goals require a specified threshold level of achievement and such threshold Performance Goal is not achieved during the applicable Performance Period, the Designated Participant will not earn any shares of Stock with respect to such Performance Goal under such Award. The methodology for determining the number of shares of Stock that may become eligible to be earned based on the levels of achievement of the Performance Goals under an Award and the Actual Award, if any, that will become payable to a Designated Participant in respect of a Performance Period is set forth in the attached Exhibits.

4.Other Program Provisions.

(a) Distribution of Actual Awards. Assessment of actual performance, determination of Actual Awards and the distribution of shares of Stock in respect of Actual Awards will be subject to (i) certification by the Committee that the applicable Performance Goals and the other terms of the Program have been met, and (ii) except as otherwise set forth in an Award Agreement, the Designated Participant’s continued Service through the applicable Performance Period and any applicable vesting period. Unless an Award Agreement provides otherwise, shares of Stock that are credited to a Designated Participant as an Actual Award will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) within thirty (30) days following the applicable vesting date. It is the intent that this Program comply with the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(b) Withholdings. Subject to Section 13 of the Plan and the applicable Award Agreement, the Company will withhold shares of Stock otherwise deliverable to the Designated Participant in satisfaction of any federal, state or local tax withholding obligation relating to the delivery of Stock under the Actual Award, but the Company will not withhold a number of shares with a fair market value in excess of the applicable tax withholdings after considering required withholding rates; provided, however, that the Company may determine such amount by considering withholding rates up to the maximum rate applicable in the jurisdiction of the Designated Participant.

(c) Employment and Termination. In order to receive shares of Stock in respect of an Actual Award under the Program, a Designated Participant must continue to render Service to the Company or any other Participating Company during the entire applicable Performance Period, and for any applicable vesting period as determined by the Committee, except as otherwise provided under the terms of the applicable Award Agreement.

(d) No Employment or Service Rights. Nothing in the Program, or any instrument executed or Award granted pursuant to the Program, will (i) confer upon any Employee or Designated Participant any right to continue to be retained in the employ or service of the Company or any other Participating Company, (ii) change the at-will employment relationship between the Company or any other Participating Company and an Employee or Designated Participant, or (iii) interfere with the right of the Company or any other Participating Company to discharge any Employee, Designated Participant or other person at any time, with or without cause, unless otherwise required by applicable law.

(e) Program Administration. The Committee, subject to any limits on its authority under the Plan or the limits of any delegated authority, will be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, the resolution of any disputes, and the application of the Program in any respect to a Designated Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Executive Compensation Committee of the Board may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then-outstanding Award unless (i) expressly provided by the Committee and (ii) with the Participant’s consent, unless such action is necessary to comply with any applicable law, regulation or rule.

(f) Stockholder Rights. No Designated Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Award (including, without limitation, the right to receive dividends or Dividend Equivalents) unless and until such Designated Participant has received an Actual Award under the Program, has vested in the shares subject to the Actual Award and has received delivery of such shares.

(g) Recoupment. Any amounts paid, or shares of Stock issued, under the Program will be subject to recoupment in accordance with the terms of the Company’s clawback policies, including (i) the Company’s Incentive Compensation Recovery Policy adopted to comply with Rule 10D-1 promulgated under the Exchange Act and the listing standards of the Nasdaq Stock Market LLC and (ii) any other clawback policy that the Company may adopt from time to time, all to the extent determined by the Executive Compensation Committee of the Board to be applicable to a Designated Participant, an Award and/or required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any other Participating Company.

(h) Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(i) Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan will control.

Exhibit A

2024 PERFORMANCE SHARE PROGRAM AWARD CALCULATION METHODOLOGY AND RELATED TERMS

Parameter	Description
Performance Goals
Two Performance Goals, each weighted fifty percent (50%), based on:
•Relative TSR of the Company compared against companies on the NASDAQ-100 Index as of January 1, 2024, as described on Exhibit B (the “TSR Goal”); and
•Net New Sales, as described on Exhibit C (the “Net New Sales Goal”).

Target Shares
Fifty percent (50%) of the Target Shares will apply to each Performance Goal.
Target Shares that relate to the TSR Goal are referred to as the “Target TSR Shares.”
Target Shares that relate to the Net New Sales Goal are referred to as the “Target NNS Shares.”

Performance Periods
TSR Goal: The Company’s calendar years 2024 through 2026 (the “TSR Performance Period”).
Net New Sales Goal: Three separate one-year periods, comprised of the Company’s fiscal years 2024, 2025 and 2026 (each, a “Fiscal Year” and the three Fiscal Years, the “NNS Performance Period”). The Net New Sales Goal will be separately determined and achievement measured for each Fiscal Year in the NNS Performance Period.
No amounts will be earned and vested as an Actual Award until the later of (i) the third anniversary of the vesting commencement date set forth in an Award Agreement and (ii) the Certification Date following completion of the Performance Periods, subject to the Designated Participant’s continued Service through such date, except as may be otherwise set forth in an Award Agreement.

Actual Award Determination
Actual Awards for the applicable Performance Period will be based on the level of achievement of each Performance Goal and the applicable percentage payout set forth on Exhibit B with respect to the TSR Goal and as set forth on Exhibit C with respect to the Net New Sales Goal. Achievement under each Performance Goal will be calculated independently of the other. For purposes of determining Actual Awards, the Net New Sales Goal percentage payout will be determined following each Fiscal Year.
Actual Awards may not exceed 200% of each of Target TSR Shares and Target NNS Shares. Accordingly, a total Actual Award may not exceed 200% of Target Shares.
Any partial share of an Actual Award will be rounded down to the next whole share.
Actual Award* = Target Shares x (50% x TSR Percentage Payout + 50% x (1/3 x FY1 NNS Percentage Payout + 1/3 x FY2 NNS Percentage Payout + 1/3 x FY3 NNS Percentage Payout))
* Terms not defined on this Exhibit A are defined on the attached exhibits.

Exhibit B

TSR Goal (50% Weight)

Parameter	Description
TSR Performance Goal
The number of shares of Stock that may be earned under the TSR Goal is based on the total stockholder return (“TSR”) of the Company over the TSR Performance Period as compared to the TSR over the TSR Performance Period of the companies that comprise the NASDAQ-100 Index as of January 1, 2024 (the “Index Companies,” as listed below). Level of achievement is expressed in terms of the Company’s percentile rank (“TSR Percentile Rank”) among the Index Companies. For the avoidance of doubt, the Percentile Rank calculation will include the Company’s TSR.
The TSR of the Company and each Index Company will first be measured as the ninety (90) consecutive calendar day average closing sales price of a share of the applicable company’s common stock ending on, and including, December 31, 2023, as adjusted for dividends and stock splits, as applicable. The Company’s TSR will then be compared to the ninety (90) consecutive calendar day average closing sales price of a share of the Company’s and each Index Company’s common stock ending on, and including, December 31, 2026, as adjusted for dividends and stock splits, as applicable, and any changes in the Index Companies as described below.
Upon achievement of the Target Percentile Rank, which is the 55th Percentile, one hundred percent (100%) of the Target TSR Shares granted to a Designated Participant will become eligible to be earned. For each Percentile Rank achieved by the Company below the Target Percentile Rank (but not below the Threshold Percentile Rank, which is the 25th Percentile), the number of Target TSR Shares that will become eligible to be earned will be decreased by increments of 2.07%, rounded up to the nearest whole percent. As an example, if the Company achieves the 43rd Percentile Rank, then 76% of the Target TSR Shares will become eligible to be earned: 100%-((55-43)*2.07%) = 75.16%, rounded up to 76% and the resulting shares of Stock earned rounded down to the nearest whole share.
If the Percentile Rank achieved by the Company is below the Threshold Percentile Rank, no shares of Stock relating to the TSR Goal will become eligible to be earned.
If the Company’s TSR is not positive, then the maximum number of shares of Stock that may become eligible to be earned will be capped at one hundred percent (100%) of a Designated Participant’s Target TSR Shares.
If the Company’s TSR is positive, the Company’s achievement of a Percentile Rank that exceeds the Target Percentile Rank will increase the number of Target TSR Shares that will become eligible to be earned by increments of 2.86%, rounded up to the nearest whole percent; provided, however, that the maximum number of shares of Stock that may become eligible to be earned will be capped at two hundred percent (200%) of the Designated Participant’s Target TSR Shares.

Payout Schedule	The table below provides examples of the percentage of Target TSR Shares that would be earned under the portion of the Award relating to the TSR Goal, based on the following Percentile Ranks as compared to each of the Index Companies’ TSRs:
	Company TSR Percentile Rank as Compared to Index Companies	Shares of Stock That May Be Earned (as a Percentage of Target TSR Shares) (“TSR Percentage Payout”)
	Below 25th (“Threshold Percentile Rank”)	0%
	25th	38%
	35th	59%
	55th (“Target Percentile Rank”)	100% (Maximum if Company TSR is not positive)
	75th	158% (Only if Company TSR is positive)
	90th and Above	200% (Only if Company TSR is positive)
Index Companies
If any of the Index Companies listed below no longer has a measurable TSR (e.g., is delisted or acquired) as of the end of the TSR Performance Period, such Index Company will be removed from the calculation. If any of the Index Companies listed below is no longer on the NASDAQ-100 Index as of the end of the TSR Performance Period but remains publicly traded on a national securities exchange or association at that time, such Index Company will be included in the calculation.
There were 100 Index Companies in the NASDAQ-100 Index as of January 1, 2024, as set forth on the next page.

Vesting	No amount under an Award will be earned and vested as an Actual Award based on the TSR Percentage Payout until the later of (i) the third anniversary of the vesting commencement date set forth in an Award Agreement and (ii) the Certification Date following completion of the Performance Periods, subject to the Designated Participant’s continued Service through such date, except as otherwise set forth in an Award Agreement.

NASDAQ-100 Index (as of January 1, 2024)1

	Ticker	Company	52	ISRG	Intuitive Surgical, Inc.
1	ADBE	Adobe Inc.	53	KDP	Keurig Dr Pepper Inc.
2	AMD	Advanced Micro Devices, Inc.	54	KLAC	KLA Corporation
3	ABNB	Airbnb, Inc.	55	LRCX	Lam Research Corporation
4	GOOGL	Alphabet Inc.	56	LULU	lululemon athletica inc.
5	AMZN	Amazon.com, Inc.	57	MAR	Marriott International, Inc.
6	AEP	American Electric Power Company, Inc.	58	MRVL	Marvell Technology, Inc.
7	AMGN	Amgen Inc.	59	MELI	MercadoLibre, Inc.
8	ADI	Analog Devices, Inc.	60	META	Meta Platforms, Inc.
9	ANSS	ANSYS, Inc.	61	MCHP	Microchip Technology Incorporated
10	AAPL	Apple Inc.	62	MU	Micron Technology, Inc.
11	AMAT	Applied Materials, Inc.	63	MSFT	Microsoft Corporation
12	ASML	ASML Holding N.V.	64	MRNA	Moderna, Inc.
13	AZN	AstraZeneca PLC	65	MDLZ	Mondelez International, Inc.
14	TEAM	Atlassian Corporation	66	MDB	MongoDB, Inc.
15	ADSK	Autodesk, Inc.	67	MNST	Monster Beverage Corporation
16	ADP	Automatic Data Processing, Inc.	68	NFLX	Netflix, Inc.
17	BKR	Baker Hughes Company	69	NVDA	NVIDIA Corporation
18	BIIB	Biogen Inc.	70	NXPI	NXP Semiconductors N.V.
19	BKNG	Booking Holdings Inc.	71	ODFL	Old Dominion Freight Line, Inc.
20	AVGO	Broadcom Inc.	72	ON	ON Semiconductor Corporation
21	CDNS	Cadence Design Systems, Inc.	73	ORLY	O'Reilly Automotive, Inc.
22	CDW	CDW Corporation	74	PCAR	PACCAR Inc.
23	CHTR	Charter Communications, Inc.	75	PANW	Palo Alto Networks, Inc.
24	CTAS	Cintas Corporation	76	PAYX	Paychex, Inc.
25	CSCO	Cisco Systems, Inc.	77	PYPL	PayPal Holdings, Inc.
26	CCEP	Coca-Cola Europacific Partners plc	78	PEP	PepsiCo, Inc.
27	CTSH	Cognizant Technology Solutions Corporation	79	PDD	PDD Holdings Inc.
28	CMCSA	Comcast Corporation	80	QCOM	QUALCOMM Incorporated
29	CEG	Constellation Energy Corporation	81	REGN	Regeneron Pharmaceuticals, Inc.
30	CPRT	Copart, Inc.	82	ROP	Roper Technologies, Inc.
31	CSGP	CoStar Group, Inc.	83	ROST	Ross Stores, Inc.
32	COST	Costco Wholesale Corporation	84	SIRI	Sirius XM Holdings Inc.
33	CRWD	CrowdStrike Holdings, Inc.	85	SPLK	Splunk Inc.
34	CSX	CSX Corporation	86	SBUX	Starbucks Corporation
35	DDOG	Datadog, Inc.	87	SNPS	Synopsys, Inc.
36	DXCM	DexCom, Inc.	88	TTWO	Take-Two Interactive Software, Inc.
37	FANG	Diamondback Energy, Inc.	89	TSLA	Tesla, Inc.
38	DLTR	Dollar Tree, Inc.	90	TXN	Texas Instruments Incorporated
39	DASH	DoorDash, Inc.	91	KHC	The Kraft Heinz Company
40	EA	Electronic Arts Inc.	92	TTD	The Trade Desk, Inc.
41	EXC	Exelon Corporation	93	TMUS	T-Mobile US, Inc.
42	FAST	Fastenal Company	94	VRSK	Verisk Analytics, Inc.
43	FTNT	Fortinet, Inc.	95	VRTX	Vertex Pharmaceuticals Incorporated
44	GEHC	GE Healthcare Technologies Inc.	96	WBA	Walgreens Boots Alliance, Inc.
45	GILD	Gilead Sciences, Inc.	97	WBD	Warner Bros. Discovery, Inc.
46	GFS	GLOBALFOUNDRIES Inc.	98	WDAY	Workday, Inc.
47	HON	Honeywell International Inc.	99	XEL	Xcel Energy Inc.
48	IDXX	IDEXX Laboratories, Inc.	100	ZS	Zscaler, Inc.
49	ILMN	Illumina, Inc.
50	INTC	Intel Corporation
51	INTU	Intuit Inc.

______________________

1 Excludes Alphabet Inc. GOOG common stock for purposes of measurement of achievement of the TSR Goal.

Exhibit C

Net New Sales Goal (50% Weight)

Parameter	Description
Annual Determination of Net New Sales Goals and Payout Schedules
Net New Sales Goals will be approved annually by the Committee at the beginning of each Fiscal Year. One-third of the Target NNS Shares will apply to each Fiscal Year (the “FY Target NNS Shares”) (e.g., if awarded 99 Target NNS Shares for the NNS Performance Period, 33 FY Target NNS Shares will apply to each Fiscal Year).

Payout Schedules for achievement of annual Net New Sales Goals also will be approved annually by the Committee at the beginning of each Fiscal Year.

Net New Sales Performance Goal
For Fiscal Year 2024, the number of shares of Stock that may be earned under the Net New Sales Goal is based on the amount of (i) net new annualized recurring revenue in Digital Media and (ii) subscription revenue growth in Digital Experience, compared against public guidance for such amounts determined at the beginning of the Fiscal Year.

For Fiscal Year 2025, the number of shares of Stock that may be earned under the Net New Sales Goal is based on the amount of (i) ending annualized recurring revenue growth in Digital Media and (ii) subscription revenue growth in Digital Experience, each compared against a pre-determined target approved by the Committee at the beginning of the Fiscal Year.

For Fiscal Year 2026, the number of shares of Stock that may be earned under the Net New Sales Goal is based on the amount of Total Adobe ending annualized recurring revenue growth compared against a pre-determined target approved by the Committee at the beginning of the Fiscal Year.

After the completion of each Fiscal Year, the Committee will certify the applicable percentage payout for the Fiscal Year based on achievement of the Net New Sales Goal for that Fiscal Year (such payout percentage for a Fiscal Year, the “FY NNS Percentage Payout”).

The Committee will adjust the calculation of the achievement of the Net New Sales Goal for each Fiscal Year to exclude the effect of any of the following (whether positive or negative) that occur during an applicable Fiscal Year: (i) material mergers and acquisitions and (ii) foreign currency fluctuations.

Payout Schedule for Fiscal Year 2024	The table below provides examples of the percentage of FY Target NNS Shares that may be earned based on performance against public guidance for Fiscal Year 2024.
	Net New Sales as a Percentage of Target for Fiscal Year 2024*	Shares of Stock That May Be Earned for Fiscal Year 2024 (as a Percentage of FY Target NNS Shares)**
	70% and Below	0%
	75%	16%
	95%	78%
	100%	95%
	105%	123%
	120% and Above	200%
* Target is based on the midpoint of public guidance for the applicable Fiscal Year where a range applies to a component of the Net New Sales Goal. Percentages will be rounded to the nearest tenth of a percent.
** Resulting shares of Stock earned will be rounded down to the nearest whole share.

Vesting	Any shares earned for a completed Fiscal Year based on the applicable FY NNS Percentage Payout will be “banked” with respect to that Fiscal Year but will not be vested or payable until the later of (i) the third anniversary of the vesting commencement date set forth in an Award Agreement and (ii) the Certification Date following completion of the Performance Periods, subject to the Designated Participant’s continued Service through such date, except as otherwise set forth in an Award Agreement.